Exhibit 99.2

Dear Fellow Shareholders,

     During economic times like the ones we are now facing, companies who survive and thrive will be those who understand the need to adapt and innovate to position themselves for the future.  I am pleased to share with you in this letter several new initiatives underway at Camden National Corporation in this challenging environment.  One obvious example is the change in our quarterly shareholder letter.  Acting on a suggestion from our Finance team, we condensed our reporting to save nearly $8,000 annually in printing and mailing costs while still providing you, our owners, insight into the operations of your Company.

     This spirit of finding opportunity where others find challenge is one of the main reasons that I am pleased to report that Camden National Corporation earned $6.2 million for the first quarter of 2009, or $0.81 per diluted share.  This compares to our earnings of $6.2 million, or $0.80 per diluted share, recorded during the first quarter of 2008 under very different economic circumstances.  Our return on equity for the first quarter of 2009 was 15.01% and our return on assets was 1.09% compared to first quarter of 2008 results of 14.83% and 1.09%, respectively.

     These results show the impact of several events and actions that we experienced during the first quarter of 2009.  For example, we continued to bolster our allowance for loan losses reflecting our desire to maintain a strong balance sheet as we face continued uncertainty about our economy.  We have also carefully reviewed our holdings of foreclosed real estate and have prudently valued them on our balance sheet.  While these two actions may impact current earnings, we believe the best value we can provide to our shareholders is to maintain a strong balance sheet and appropriate levels of allowance for loan losses.

     Related to our balance sheet strength is our capital position, which I am pleased to say continues to exceed the regulatory guidelines to be considered “well capitalized”.  At the end of the first quarter of 2009, our total risk-based capital ratio was 12.91%, a level that was achieved without accepting bailout funds from the U.S. government.  As we disclosed late in 2008, our decision not to participate in the government’s Troubled Asset Relief Program, or TARP, was based on our core belief in our franchise and our feeling that the program, at that time, was not clearly defined.  Many of you may have learned over the past month that several organizations who previously accepted TARP funds are now returning those funds at an undetermined cost to their shareholders.

     The government has also taken several steps to support the economy by strengthening the banking system, which we do support as these actions provide a direct and positive impact to individuals and companies.  Many of our customers are benefitting from increased or unlimited deposit insurance coverage from the Federal Deposit Insurance Corporation (the “FDIC”), which has helped increase our deposit levels.  However, the FDIC has significantly increased the cost of that insurance, which negatively impacted our expense levels in the first quarter of 2009 as we encountered a 442% increase in FDIC assessment expense over the same period a year ago.

     While much of our attention has focused on developing strategies to address our economy’s challenges, we have also focused on opportunities.  Several government actions helped reduce residential mortgage interest rates, which resulted in a significant volume of mortgage refinancing.  These lower rates will not only improve the ability of many people to save, but hopefully will also encourage other individuals to purchase homes to spur our economy.

     Our investment professionals at Acadia Trust, N.A. continued to produce above-market investment returns as compared to the S&P 500.  This trend goes beyond the recent downturn in the equity markets, with longer term results well above market returns with lower volatility.  We have also strengthened our operations and business development team at Acadia Trust, N.A. during the quarter in order to fine-tune our focus on our clients.

     Another example of our willingness to innovate and invest is the rollout of remote capture for our branches that transitions the processing of our daily branch work from paper, which requires significant transportation and handling costs, to digital imaged-based technology.  In addition to cost savings, our customer service will improve as our branches, especially those in Maine’s more rural areas, will be able to process work later in the day.

     During the quarter, we announced a $0.25 per share dividend for shareholders of record as of April 15, 2009.  We believe the balance of providing a healthy dividend, a 4.38% dividend yield for the quarter ended March 31, 2009, while maintaining strong capital levels will sustain both the organization and shareholders through the coming year.

     On behalf of the more than 400 employees of Camden National Corporation, I want to extend our appreciation for your support as shareholders and customers.

Best regards,

President and Chief Executive Officer

Summary Financial Data
(In thousands, except number of shares and per share data)

Financial Condition Data	March 31, 2009	March 31, 2008	December 31, 2008
Investments	$654,150	$621,657	$670,040
Loans	1,478,484	1,518,158	1,500,908
Allowance for loan losses	17,691	16,979	17,691
Total Assets	2,293,520	2,298,464	2,341,496
Deposits	1,481,190	1,391,022	1,489,517
Borrowings	616,103	705,814	661,805
Shareholders' equity	171,996	172,140	166,400
	At or for the Three Months Ended
Operating Data	March 31, 2009	March 31, 2008
Interest income	$29,536	$32,909
Interest expense	11,041	15,746
Net interest income	18,495	17,163
Provision for loan losses	1,730	500
Net interest income after provision for loan losses	16,765	16,663
Non-interest income	4,560	4,403
Non-interest expense	12,291	12,261
Income before income taxes	9,034	8,805
Income taxes	2,820	2,611
Net income	$6,214	$6,194

Per Share Data
Basic earnings per share	$0.81	$0.81
Diluted earnings per share	0.81	0.80
Cash dividends paid per share	0.25	0.24
Book value per share	22.51	22.34
Tangible book value per share (1)	16.38	16.05

Selected Financial Data
Return on average assets	1.09%	1.09%
Return on average equity	15.01%	14.83%
Tier 1 leverage capital ratio	7.40%	7.28%
Tier 1 risk-based capital ratio	11.68%	11.11%
Total risk-based capital ratio	12.91%	12.26%
Net interest margin	3.58%	3.33%
Efficiency ratio (2)	53.31%	57.33%
Net loan charge-offs to average loans	0.46%	0.41%
Non-performing loans to total loans	1.17%	1.02%
Non-performing assets to total assets	0.89%	0.70%
(1) Calculated by dividing to total shareholders' equity less goodwill and other intangibles by the number of common shares outstanding.
(2) Calculated by dividing non-interest expense by the sum of net interest income and non-interest income (excluding securities gains).

A complete set of financial statements for Camden National Corporation may be obtained upon written request to
Suzanne Brightbill, Public Relations Officer, Camden National Corporation, P.O. Box 310, Camden, Maine 04843, 207-230-2120.